AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT
   THE INCREASE IN THE COMPANY'S AUTHORIZED CAPITAL STOCK

                         APPENDIX A

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF
       MLM WORLD NEWS TODAY, INC. (THE "CORPORATION")

       I, ____________, the ____________ of the Corporation,
do hereby certify that:

1. The original articles of the Corporation were filed with the Office of the Nevada Secretary of State on November 20,
1998.

2.  As of the date of this certificate, ___________shares of
the  Corporation's     common stock, par value  $.001,  have
been   issued,  and  ____________    shares   of       the
Corporation's Convertible

3. Pursuant to a consent of the shareholders in lieu of a meeting, in which ____________ votes (____________ shares of common stock having one vote per share, and ____________ shares of preferred stock, having 20 votes per share), which represent ____% of the voting shares of the Corporation, approved the action taken by the Board of Directors of the Corporation with respect to the following amendment to the Corporation's articles, the following amendment is hereby adopted as an amendment to the Corporation's articles:

Article Three:

      The aggregate number of shares that the Corporation shall have authority to issue shall consist of Two Hundred Million (200,000,000) shares of Common Stock having a $.001 par value ("Common Stock") and Twenty-Five Million (25,000,000) shares of Blank Check Stock having a $.001 par value ("Blank Check Stock"). The Common and/or Blank Check Stock may be issued from time to time without approval by the stockholders. The Common and/or Blank Check Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Blank Check Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

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State of ____________

County of __________

On __________, 2002, personally appeared before me, a notary public,
____________, who acknowledged that ____________ is the
____________ of
MLM World News Today, Inc., and that ____________ executed the above instrument in that capacity.

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State of ____________

County of __________

On __________, 2002, personally appeared before me, a notary public,
____________, who acknowledged that ____________ is the
____________ of
MLM World News Today, Inc., and that ____________ executed the above instrument in that capacity.